NEWS RELEASE

NYSE: ONB

oldnational.com

Media:
Kathy A. Schoettlin – (812) 465-7269
Executive Vice President – Communications
Financial Community:
Lynell J. Walton – (812) 464-1366
Senior Vice President – Investor Relations

FOR IMMEDIATE RELEASE –
July 15, 2013

Old National Bank Completes Acquisition of
Branches in Northern Indiana and Southwestern Michigan

•	Strengthens presence in Northern Indiana and expands footprint into Southwestern Michigan

•	Acquisition includes 24 banking centers

Evansville, Ind. (July 15, 2013) – Old National Bancorp (NYSE: ONB) announced today that its banking subsidiary, Old National Bank, completed its previously announced acquisition of 24 retail bank branches of Bank of America, effective July 12, 2013. As a result of this transaction, Old National acquired approximately $575 million in deposits and $5 million in loans based on July 9, 2013 balances.

The branches are located in the Northern Indiana cities of South Bend and Elkhart, and the Southwestern Michigan communities of Adrian, Battle Creek, Benton Harbor, Blissfield, Brooklyn, Constantine, Jackson, Kalamazoo, Niles, Paw Paw, Portage and St. Joseph.

“This historic acquisition enhances our ability to serve our Michiana clients while expanding our footprint into Southwestern Michigan,” said Bob Jones, Old National president and CEO. “As a community bank with nearly 180 years of experience serving the needs of Midwestern families and businesses, we are well equipped to exceed the expectations of our new clients, and we look forward to the opportunity to earn their continued business.”

About Old National
Old National Bancorp (NYSE: ONB) is the largest financial services holding company headquartered in Indiana and, with $9.7 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.

###